FREE WRITING PROSPECTUS For Rise Smart Group Holdings Limited June 25, 2025 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Relating to the Preliminary Prospectus dated May 13, 2024, as amended; Registration Statement No. 333 - 279364 Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Rise Smart Group Holdin gs Limited (the “ Company ” ) intends to use the attached presentation in connection with the Company ’ s road show relating to its initial public offering of securities described in the above - referenced Registration Statement on Form F - 1. Rise Smart Group Holdings Limited By: /s/ Kin Cho Li Kin Cho Li, Chairman and Chief Executive Officer 1

2 • CORPORATE PRESENTATION Issuer Free Writing Prospectus dated June 25, 2025 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary statements dated May 13, 2024, as amended Registration No. 333 - 279364 Rise Smart Group Holdings Limited

Free Writing Prospectus Statement

This free-writing prospectus relates to the proposed public offering of ordinary shares ("Shares") of Rise Smart Group Holdings Limited ("we", "us", "our", or the "Company")) which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement on Form F-1, as amended (the "Registration Statement") that we filed with the U.S. Securities and Exchange Commission (the "SEC") originally on May 13, 2024, for the offering to which these communications relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1984192/000121390025055102/ea0204557-12.htm

The Registration Statement highlights basic information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC or the proposed offering to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriters will arrange to send you the prospectus if you contact either American Trust Investment Services, Inc. , Prime Number Capital LLC or our Company via the details below:

UNDERWRITER

AMERICAN TRUST INVESTMENT SERVICES, INC.
ECM@AMTRUINVEST.COM
+1 (312) 382-7000
230 W. MONROE SUITE 300
CHICAGO, IL 60606
UNITED STATES OF AMERICA

UNDERWRITER

PRIME NUMBER CAPITAL LLC
INFO@PNCPS.COM
+1 (347) 349-1575
12 E 49 ST, FLOOR 27
NEW YORK, NY 10017
UNITED STATES OF AMERICA

ISSUER

RISE SMART GROUP HOLDINGS LIMITED
INVESTOR@RISESMART.COM.HK
+852 2980 2306
ROOM 903, FLOOR 9, TOWER 1
SILVERCORD, 30 CANTON ROAD
TSIM SHA TSUI, KOWLOON
HONG KONG

Rise Smart Group Holdings Limited 3

Forward - looking Statements This prospectus contains forward - looking statements that involve risks and uncertainties, such as statements related to future events, business strategy, future performance, future operations, backlog, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management . All statements other than statements of historical fact may be forward - looking statements . Forward - looking statements are often, but not always, identified by the use of words such as “aim”, “anticipate”, “believe”, “estimate”, “expect”, “going forward”, “intend”, “may”, “plan”, “potential”, “predict”, “propose”, “seek”, “should”, “will”, “would” and similar expressions or their negative . Forward - looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved . Forward - looking statements are based on management’s belief, based on currently available information, as to the outcome and timing of future events . These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those expressed in such forward - looking statements . When evaluating forward - looking statements, you should consider the risk factors and other cautionary statements described in the section titled “Risk Factors . ” We believe the expectations reflected in the forward - looking statements contained in this prospectus are reasonable, but no assurance can be given that these expectations will prove to be correct . Forward - looking statements should not be unduly relied upon . Important factors that could cause actual results or events to differ materially from those expressed in forward - looking statements include, but are not limited to : • our business and operating strategies and plans of operation ; • the amount and nature of, and potential for, future development of our business ; • our Company’s dividend distribution plans ; • the regulatory environment as well as the general industry outlook for the industry in which we operate ; • future developments in the industry in which we operate ; and • the trend of the economy of Hong Kong and the world in general . These factors are not necessarily all of the important factors that could cause actual results or events to differ materially from those expressed in forward - looking statements . Other unknown or unpredictable factors could also cause actual results or events to differ materially from those expressed in the forward - looking statements . Our future results will depend upon various other risks and uncertainties, including those described in the section titled “Risk Factors . ” All forward - looking statements attributable to us are qualified in their entirety by this cautionary statement . Forward - looking statements speak only as of the date hereof . We undertake no obligation to update or revise any forward - looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise . 4

Offering Summary Ticker Rise Smart Group Holdings Limited Issuer Rise Smart Group Holdings Limited Pre - offering shares outstanding Securities Offered Price Range Gross Proceeds Use of proceeds * Underwriters US $ 7,200 ,000 (or $8,280,000 if the underwriters exercise their option to purchase additional Ordinary Shares in full), assuming an offer price of US$ 4 per Ordinary S hare. We currently estimate that the IPO price will be US $ 4 per share . We intend to apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “ RSHL ” American Trust Investment Services, Inc. Prime Number Capital LLC 1,800,000 Ordinary Shares ( or 2,070,000 Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full). We estimate that we will receive net proceeds from the offering of US$4,940,768 (or US$5,934,368 if the underwriters exercise their option to purchase additional Ordinary Shares in full) , based on an assumed offer price of US$4 per Ordinary Share. . 40% to be used for pursuing appropriate strategic acquisition opportunities, . 10% to be used for establishing our service presence in the North American market, . 20% to be used for expanding our information technology system and technical capabilities, and . 30% to be used for general working capital. 14,375,000 Ordinary Shares * Based on current management estimates

6 COMPANY OVERVIEW

Rise Smart Group Holdings Limited Who We Are OUR MISSION Our mission is to become the leading overseas studies consultancy service provider in Hong Kong. We strive to provide one - stop services to cater to students ’ overseas studies needs. Rise Smart Group Holdings Limited 7

OVERVIEW We are an exempted company incorporated under the laws of the Cayman Islands on June 14 , 2023 . As a holding company with no material operations of our own, we conduct our business through our wholly - owned Hong Kong o perating s ubsidiary (“Operating Subsidiary”) , Rise Smart Holdings Limited, founded on January 9 , 2006 . We mainly provide services to local students who are seeking secondary education and higher education studies in the United Kingdom ( “ UK ” ), Australia, Canada, and New Zealand . According to Frost & Sullivan, an independent market research firm, who we commissioned to prepare a report on the overseas study consultancy service industry in Hong Kong, we are an established overseas studies consultancy services provider with, a market share of approximately 11 . 8 % in terms of revenue in 2022 . We principally provide overseas studies consultancy services to students in Hong Kong . We also provide other value - added services such as (i) tutoring services to students by cooperating with tutoring agencies to provide online tutoring services to students ; and (ii) visa consultation services to facilitate customers ’ development in the UK, Canada and Australia . Rise Smart Group Holdings Limited 8 Rise Smart Group Holdings Limited Who We Are

OUR VALUES At our Company, we stand by our core values, which are essential to our success . We believe these values not only guide our business and define our brand, but also deliver real financial and operational benefits for us and our customers . Rise Smart Group Holdings Limited 9 Rise Smart Group Holdings Limited Who We Are OUR CORE VALUES Conducting our business with fairness and integrity ; Maintaining a high level of expertise in providing overseas studies consultancy service ; Listening and responding to our customers ’ needs ; and P roviding one - stop service to address our customers ’ overseas studies need .

Corporate Structure prior to the Offering Rise Smart Group Holdings Limited 10 Notes: (1) Rise Smart Group Holdings Limited, a Cayman Islands company, is the holding company and registrant. (2) Rise Smart (HK) Limited, a British Virgin Islands company, is the holding company of our Operating Subsidiary and our U K subsidiary. (3) Rise Smart Holdings Limited, a Hong Kong company, is our Operating Subsidiary. (4) Rise Smart Holdings Limited, a UK company, is our UK subsidiary.

Corporate Structure after the Offering Rise Smart Group Holdings Limited 11 Notes: (1) Rise Smart Group Holdings Limited, a Cayman Islands company, is the holding company and registrant. (2) Rise Smart (HK) Limited, a British Virgin Islands company, is the holding company of our Operating Subsidiary and our U K subsidiary. (3) Rise Smart Holdings Limited, a Hong Kong company, is our Operating Subsidiary. (4) Rise Smart Holdings Limited, a UK company, is our UK subsidiary.

INDUSTRY OVERVIEW 12

Overview of Overseas Study Consultancy Services in Hong Kong Rise Smart Group Holdings Limited 13 Type 1 : Under this business model, B 2 B overseas consultancy services providers first establish business relationships with the overseas education providers by entering into agency agreements with them . B 2 B overseas consultancy services providers would further partner with cooperative sales agents to recruit students . Some cooperative sales agent also act as B 2 C consultancy services providers and charge students consulting fees . Type 2 : Under this business model, integrated consultancy services providers enter into agency agreements with overseas education providers and recruit students directly by leveraging their established recruitment channel . All the information and data presented in this section have been derived from Frost & Sullivan Limited ( “ Frost & Sullivan ” ) ’ s industry report commissioned by us entitled “ Hong Kong Overseas Studies Consultancy Services Market Study ” (the “ Frost & Sullivan Report ” ) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is dra wn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all. The value chain of overseas studies consultancy services could be classified into two types : Source: the Frost & Sullivan report

Our Business Model Rise Smart Group Holdings Limited 14 Under our business model, we first establish business relationships with overseas education providers by entering into agency agreements with them which stipulate, among other things, the following (i) incentive schedules for different study programs ; (ii) payment terms ; and (iii) responsibilities of each party . Then, we provide consultancy services to prospective students and their parents . We strive to match students in Hong Kong who are seeking overseas studies with the appropriate overseas education providers based on each individual student’s preferences and personal circumstances as well as such student’s suitability for the relevant academic program . We generally charge prospective students a consultancy fee for the consultation services we provide . We deliver our consultancy services through our education consultants who consult on, among other things, ( i ) study locations ; (ii) academic requirements of study programs ; (iii) applications for the study programs ; and (iv) accommodation and travelling arrangements . The simplified diagram below illustrates our existing business model for overseas studies consultancy services:

Our Business Model The major terms of our agency agreements with overseas education providers are generally determined by such overseas education providers according to a standard form offered to their agents, which we further negotiate with them . Accordingly, the form of the commission income is generally determined by the overseas education providers who may offer different terms for each of their study programs and/or the schools they operate . The amount of our commission income generated from our successful placement of students is generally equal to a percentage of the tuition fees payable by the students for each year of such programs . Such commission income is payable to us by the relevant overseas education providers subsequent to them receiving payments from the students and after the students’ refund allowance day . Since 2018 , we established business relationships with subagents, which include overseas studies consultancy service providers and individuals, who refer students seeking overseas studies with overseas education providers which we have a business relationship with . Rise Smart Group Holdings Limited 15

Market Size Breakdown by Business Model Rise Smart Group Holdings Limited 16 Source: the Frost & Sullivan report All the information and data presented in this section have been derived from Frost & Sullivan Limited ( “ Frost & Sullivan ” ) ’ s industry report commissioned by us entitled “ Hong Kong Overseas Studies Consultancy Services Market Study ” (the “ Frost & Sullivan Report ” ) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is dra wn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Entry Barriers High level of credibility Credibility is one of the most essential factors for clients when selecting an overseas studies consultancy service provider as it is based on a strong brand and reputation . New entrants are less likely to acquire significant brand awareness and reputational advantages in the short term, and may have difficulty competing with large consulting firms due to the lack of credibility. Rise Smart Group Holdings Limited 17 Talent acquisition and management An expert team with extensive experience can provide comprehensive and detailed services to clients, thereby increasing client satisfaction and the company ’ s reputation . It is difficult for new entrants to acquire sufficient talent when the majority of top competitors have established talent development systems to manage their human capital. Industry networks and partnerships The ability of overseas education providers to provide comprehensive and personalized services to its clients depends on its network of overseas institutions. Existing service providers have already established a global network of official overseas partners, including core institutions and application agencies, allowing them to obtain first - hand information and offer their clients the highest quality service in a timely manner. Adoption of advanced technology Organizations that provide consulting services for study abroad must manage large amounts of school and client data, therefore, the adoption of data analysis and management technology tools is required to reduce costs and improve efficiency. Investments in advanced technology and online platforms raise the industry’s entry barriers, which will lead to a further consolidation of the overseas study consultancy service market.

Rise Smart Group Holdings Limited 18 Our Key Success Factors Comprehensive and Personalized solutions To differentiate from competitors, overseas education providers must expand their spectrum of services to encompass a one - stop service from pre - study to post - study. Incorporation of online business and marketing Overseas study consultancy must actively develop their online business and enhance their brand influence and reputation through a series of marketing activities, including SEO, social media advertising, and word - of - mouth marketing for existing and new customers to increase exposure and brand awareness in order to expand customer base and establish a strong market presence. Institutions with a broad network of partner institutions are more able to offer a variety of services to students in different countries, at varying levels of education, etc Overseas institutions network

INVESTMENT HIGHLIGHTS

Competitive Strengths


Education is the key to success

Established track record:

In our operating history of more than 15 years, we have focused on providing overseas studies consultancy services and built up our expertise and track record in overseas studies consultancy. We devoted substantial efforts to expanding our network of overseas education providers. We take pride in our network in successfully placing students with the overseas education providers. Through our quality of service and continued marketing efforts, we believe we have established our reputation as a reliable overseas studies consultancy services provider in Hong Kong.

One-stop service to cater to students' overseas studies need:

We provide a one-stop service to cater to students' overseas studies needs by offering a wide range of services to students before and after their placement to overseas education providers. In 2018, we expanded our service offerings to provide value-added services such as tutoring services and visa consultation services to students. We believe that by providing a one-stop service to the students we can ensure their satisfaction and eliminate the hassle of looking for other service providers.

Established network of subagents

Since 2018, we established business relationships with subagents, which include overseas studies consultancy service providers and individuals, who refer students seeking overseas studies with overseas education providers who we have a business relationship with. Since 2021, we have cooperated with subagents to enhance our market presence among students. We believe having a wide network of subagents allow us to reduce reliance on word of mouth referrals from students and parents, while enabling us to broaden the base of potential students whom we can serve and ensure a stable revenue stream.

Experienced and dedicated management and education consultants

Our management team has extensive knowledge and experience in providing overseas studies consultancy services in Hong Kong. Mr. Kin Cho Li, our Chief Executive Officer and Chairman, has approximately 15 years of experience in the overseas studies consultancy service industry. We believe our management and our education consultants understand the needs of students and their parents well to offer them suitable study programs, assist them with their applications, and offer them value-added services to cater to their individual needs.

Rise Smart Group Holdings Limited

Our Leadership Kin Cho LI Chief Executive Officer, Chairman, and Director • Approximately 1 5 years of experience in the overseas studies consultancy service industry • P rimarily responsible for the overall management, formulation of business strategies and day - to - day management of our operations • Q ualified education agent counsellor under the ICEF Academy and a certified agent of the British Council Rise Smart Group Holdings Limited 21 Ka Nung WU Chief Financial Officer • O ver 20 years of experience in auditing and accounting industry • W orked in Winsea International Limited as an executive director and company secretary from September 2018 to November 2022 • Joined Rise Smart Hong Kong as the chief financial officer in December 2022

Our Leadership Wang Wai CHEN - Independent Director Nominee - Will serve as a m ember of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and as chairman of Nominating and Corporate Governance Committee upon the close of our Offering and listing on Nasdaq . • H as over 20 years of experience in the accounting and finance industry • C ertified practicing accountants member in Australia and a certified public accountant of the Hong Kong Institute of Certified Public Accountants Rise Smart Group Holdings Limited 22 King Fui LEE - Independent Director Nominee - Will serve as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and as chairman of Compensation Committee upon the close of our Offering and listing on Nasdaq . • H as over 15 years of experience in the accounting and finance industry • From August 2018 to December 2020, Mr. Lee was an independent non - executive director of Hang Tai Yue Group Holdings Limited (HKEx: 8081) • From July 2019 to October 2022, Mr. Lee was an independent non - executive director of China Creative Digital Entertainment Limited (HKEx: 8078) • Since July 2019 and January 2022, Mr. Lee has become an independent non - executive director of Easy Repay Finance & Investment Limited (HKEx: 8079) and S&P International Holding Limited (HKEx: 1695), respectively • Fellow member of the Hong Kong Institute of Certified Public Accountants since September 2020 and a fellow member of the Association of Chartered Certified Accountants since September 2008 . He has been a Chartered Accountant of Malaysian Institute of Accountants since March 2004 • H as over 20 years of experience in accounting, auditing and international tax planning, specializing in U.S. taxation • Certified Public Accountant under the California Board of Accountancy and a member of the American Institute of Certified Public Accountants San Man LENG - Independent Director Nominee - Will serve as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and as chairman of Audit Committee upon the close of our Offering and listing on Nasdaq .

23 FINANCIAL HIGHLIGHTS

FINANCIAL PERFORMANCE HIGHLIGHTS FOR YEAR 2023 & 2024 Rise Smart Group Holdings Limited 24 ( in U.S. dollars )

FINANCIAL PERFORMANCE HIGHLIGHTS Breakdown of revenue by geographical location Rise Smart Group Holdings Limited 25 ( in U.S. dollars )

FINANCIAL PERFORMANCE HIGHLIGHTS Summarized Income Statements for the year FY2024 and the Forecasts for the Coming Two Years Rise Smart Group Holdings Limited 26 (1) Total numbers of share prior to the offering . (2) Total numbers of share after the offering ( if the underwriters exercise their option to purchase additional Ordinary Shares in full) . These forecasts are based on management's belief, based on currently available information, including reasonable expectation of implementation of corporate strategy, as to the outcome and timing of future events . These forecasts involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those expressed herein . Investors and prospective investors are cautioned not to place undue reliance on these forecasts as they involve inherent risk and uncertainty (both general and specific) and should note that they are provided as a general guide only and should not be relied on as an indication or guarantee of future performance . There is a risk that such forecasts will not be achieved .

Use of Proceeds Rise Smart Group Holdings Limited 27 A ppropriate strategic acquisition opportunities 40% E stablishing our service presence in the North American market 10% E xpanding information technology system and technical capabilities 20% G eneral working capital 30% The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing ma rket and business conditions as well as particular opportunities that may arise from time to time. This expected use of our net proceeds from this initial public offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve

28 Contacts RISE SMART GROUP HOLDINGS LIMITED INVESTOR@RISESMART.COM.HK +852 2980 2306 ROOM 903, FLOOR 9, TOWER 1 SILVERCORD, 30 CANTON ROAD TSIM SHA TSUI, KOWLOON HONG KONG ISSUER UNDERWRITER PRIME NUMBER CAPITAL LLC INFO@PNCPS.COM +1 (347) 349 - 1575 12 E 49 ST, FLOOR 27 NEW YORK, NY 10017 UNITED STATES OF AMERICA Rise Smart Group Holdings Limited UNDERWRITER AMERICAN TRUST INVESTMENT SERVICES, INC. ECM@AMTRUINVEST.COM +1 (312) 382 - 7000 230 W. MONROE SUITE 300 CHICAGO, IL 60606 UNITED STATES OF AMERICA

29 RISE SMART GROUP HOLDINGS LIMITED